UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 9, 2018

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

           Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2018, BSQUARE Corporation (the “Company”) announced that Jerry D. Chase has stepped down as the Company’s President and Chief Executive Officer and from the Company’s Board of Directors (the “Board”) effective immediately.  Kevin Walsh, the Company’s Vice President of Marketing, has been appointed as the Company’s Acting Chief Executive Officer, and Andrew Harries, the Chairman of the Board, has assumed an expanded role as Executive Chairman.  Mr. Chase has transitioned to an advisory role for the Company.

As a result of his departure from the Board, Mr. Chase will no longer be standing for re-election to the Board at the Company’s 2018 Annual Meeting of Shareholders to be held on June 12, 2018, and Mr. Chase’s seat on the Board will remain vacant at this time.

Pursuant to the terms of his employment agreement and a separation and release agreement between the Company and Mr. Chase effective May 9, 2018, Mr. Chase will receive severance equal to 12 months of his current annual base salary, paid in accordance with the Company’s regular payroll schedule.  In addition, the Company will subsidize Mr. Chase’s COBRA costs for 12 months up to an amount equal to the costs that the Company pays for other employees with similar benefit elections.

Mr. Walsh joined the Company in July 2015 as Vice President of Marketing. Prior to joining the Company, from August 2013 to July 2015, Mr. Walsh was Vice President of Marketing at Siaras, a cloud software startup. From October 2010 to August 2013, Mr. Walsh served as Vice President of Digital Marketing at Cyan (purchased by Ciena (NASDAQ: CIEN)). Earlier in his career, Mr. Walsh held executive marketing positions at Zeugma Systems, Calix (NYSE: CALX), Irvine Networks, Accelerated Networks (purchased by Calix) and Xylan (purchased by Alcatel Lucent). Mr. Walsh received an MBA from Pepperdine University and a Bachelor of Science in Computer Science from the University of California, Irvine.

Pursuant to an employment letter agreement with Mr. Walsh dated June 26, 2015, by which he was appointed as the Company’s Vice President of Marketing, Mr. Walsh was entitled to receive an annual salary of $212,000, was granted 5,000 restricted stock units (“RSUs”) (with 33% vesting on the first anniversary of the grant date, and the balance vesting in equal quarterly installments for two years thereafter), and non-qualified stock options to purchase 80,000 shares of the Company’s common stock (with 33% vesting on the first anniversary of the grant date, and the balance vesting in equal quarterly installments for two years thereafter), and is eligible to receive an annual bonus under the Company’s Annual Bonus Program equal to 35% of his annual salary at 100% achievement. He is also eligible to participate in the Company’s employee benefits plans.  Mr. Walsh’s annual salary was increased to $227,094.40 effective January 1, 2018. Pursuant to the employment letter agreement, in the event Mr. Walsh’s employment is terminated by the Company when neither cause nor long term disability exists (as such terms are defined in the employment letter agreement), subject to execution of a release by Mr. Walsh of any employment-related claims, he shall be entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at the Company’s expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on the Company’s regular payroll schedule. Immediately prior to a change of control of the Company (as defined in the employment letter agreement), all of Mr. Walsh’s unvested stock options and RSUs shall become fully vested and immediately exercisable.  In addition, if, within nine months after a change of control of the Company, Mr. Walsh’s employment is terminated when neither cause nor long term disability exists or Mr. Walsh terminates his employment for good reason (as defined in the employment letter agreement), subject to execution of a release by Mr. Walsh of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 75% of his target annual bonus, and continued COBRA coverage at the Company’s expense for a period of nine months following his termination date.

A copy of the Company’s press release, dated May 9, 2018, is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

Number Description

99.1 Press Release dated May 9, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: May 10, 2018	By:	/s/ Peter J. Biere
Peter J. Biere
Chief Financial Officer, Assistant Secretary and Treasurer